Exhibit 32

Certification

Pursuant to 18 United States Code § 1350 and

Rule 13a-14(b) of the Securities Exchange Act of 1934

In connection with the Quarterly Report of Pulte Homes, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certifies that to his knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 6, 2009

/s/ Richard J. Dugas, Jr.
Richard J. Dugas, Jr.
Chairman, President and Chief Executive Officer

/s/ Roger A. Cregg
Roger A. Cregg
Executive Vice President and
Chief Financial Officer